UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2015

Foot Locker, Inc.

(Exact name of registrant as specified in its charter)

New York	1-10299	13-3513936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 720-3700

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	(1)	Establishment of Performance Goals.

(i) On March 25, 2015, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) established the performance goals for the 2015 fiscal year under the Annual Incentive Compensation Plan (the “Annual Bonus Plan”). The goals for the executives are based on the Company’s pre-tax income. Under the Annual Bonus Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The percentage of annual base salary payable at threshold, target, and maximum for each of the executives who will be included as named executive officers in the Company’s 2015 proxy statement is stated in the table below.

	Percent of Annual Base Salary
Name	Threshold Payout	Target Payout	Maximum Payout
Ken C. Hicks	31.25%	125%	218.75%
Richard A. Johnson	31.25%	125%	218.75%
Lauren B. Peters	16.25%	65%	113.75%
Robert W. McHugh	16.25%	65%	113.75%
Paulette Alviti	12.5%	50%	87.5%
Jeffrey L. Berk	12.5%	50%	87.5%

Under the Annual Bonus Plan, the amount to be paid to Mr. Hicks if the performance goals are met will be pro-rated in light of Mr. Hicks’ forthcoming retirement on May 20, 2015.

(ii) On March 25, 2015, the Compensation Committee established long-term incentive compensation performance goals for the 2015-16 performance period based on a combination of the Company’s two-year average after-tax income and return-on-invested capital. Provided the performance goals are achieved, the payout structure of the executives’ long-term awards is as follows: (a) 50% of the award would be payable in cash under the Long-Term Incentive Compensation Plan, (b) 50% of the award would be payable in restricted stock units (“RSUs”) under the 2007 Stock Incentive Plan (the “2007 Stock Incentive Plan”), and (c) both the cash portion and the RSU portion of the payout would be subject to a time-based, one-year holding period following the end of the performance period before payout to the executives. Individual long-term target awards are expressed as a percentage of the executive’s annual base salary as approved by the Compensation Committee on March 25, 2015. The percentages shown in the table below represent the percent of the 2015 annual base salary that would be paid to each of the named executive officers, in cash and RSUs as described above, if the established goals are achieved.

	Percent of Annual Base Salary
Name	Threshold Payout	Target Payout	Maximum Payout
Richard A. Johnson	43.75%	175%	350%
Lauren B. Peters	18.75%	75%	150%
Robert W. McHugh	18.75%	75%	150%
Paulette Alviti	18.75%	75%	150%
Jeffrey L. Berk	18.75%	75%	150%

The threshold, target, and maximum number of RSUs for each executive was calculated on March 25, 2015 on the basis of that day’s closing stock price. The actual number of RSUs awarded will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date.

(2)        Stock Option Awards. On March 25, 2015, the Compensation Committee granted stock options under the 2007 Stock Incentive Plan to the named executive officers. The options will vest in three equal installments on March 25, 2016, March 25, 2017, and March 25, 2018. The options were granted at an exercise price of $62.11 per share, which was 100% of the fair market value (closing price) of a share of the Company’s common stock, par value $0.01 per share, on the date of grant.

Name	Number of Shares
Richard A. Johnson	207,900
Lauren B. Peters	32,000
Robert W. McHugh	32,000
Paulette Alviti	16,000
Jeffrey L. Berk	16,000

(3)        Annual Base Salaries. On March 25, 2015, the Compensation Committee approved the annual base salaries, effective as of May 1, 2015, of the named executive officers. As the Company’s salary increases generally become effective on May 1 of each year, the annual base salary shown in the table below may be higher than the actual salary earned by the executive for the year. The actual salary earned for the year is the amount that will be reflected in the Summary Compensation Table in the Company’s proxy statement for the relevant year.

Name	Position	Base Salary
Richard A. Johnson	President and Chief Executive Officer	$1,050,000
Lauren B. Peters	Executive Vice President and Chief Financial Officer	605,000
Robert W. McHugh	Executive Vice President–Operations Support	673,000
Paulette Alviti	Senior Vice President and Chief Human Resources Officer	475,000
Jeffrey L. Berk	Senior Vice President–Real Estate	489,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.

Date: March 31, 2015	By:	/s/ Paulette Alviti
		Name:	Paulette Alviti
		Title:	Senior Vice President and Chief Human Resources Officer